EXHIBIT 10.12

FIRST AMENDMENT TO
FINANCIAL ADVISOR AGREEMENT

This First Amendment to Financial Advisor Agreement is made and entered into on this ___ day of December, 2012 by and between Panache Beverages, Inc., a Florida corporation (the "Company") and Consilium Investment Management, LLC, a Florida limited liability company (the "Financial Advisor").

WITNESSETH:

The parties agree as follows:

A. On or about November 28, 2012, the parties entered into a Financial Advisor Agreement (the "Agreement") wherein the Financial Advisor would receive 4,600,000 warrants entitling the Financial Advisor to purchase 4,600,000 shares of the Company for an agreed upon price of .50 cents per share. The effective date of granting of the warrants would be coincident with the closing date of a certain $3,500,000.00 loan to the Company.

B. The warrants were to be issued on the premise that the Financial Advisor would assist in procuring a Three Million Five Hundred Thousand Dollars ($3,500,000.00) loan to the Company (the "Loan"). In point of fact, the Financial Advisor succeeded in procuring said Loan, but through circumstances beyond the control of the Financial Advisor and the Company it was agreed that the amount of the Loan would be lowered to Two Million One Hundred Thousand Dollars ($2,100,000.00) and that a second loan for $1,400,000 would be granted to a subsidiary of the Company; to wit, Wodka, LLC, a Florida limited liability company ("Wodka").

C. As of the date hereof, the Board of Managers of Wodka have not yet approved the One Million Four Hundred Thousand Dollar ($1,400,000.00) loan. As a result, the parties have entered into this Agreement, the effect of which is to vest immediately in the Financial Advisor warrants for 2,760,000 and to defer the vesting of warrants for 1,840,000 as described below.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other mutual considerations, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. **Recitals**. The foregoing Recitals are true and correct.
2. **New Commitment**. As an accommodation to the Company, should Wodka not accept the commitment as aforedescribed, then, in such event, Financial Advisor agrees that it will consider, in its sole and absolute discretion, extending a new One Million Four Hundred Thousand Dollars ($1,400,000.00) loan to any new venture proposed by the Company within the

one hundred twenty (120) day period measured from December 17, 2012. In this respect, the Company will make a proposal setting forth all economic terms, including a business plan for a new venture, and the Financial Advisor, in its sole and absolute discretion, may elect or not elect to go forward with extending the loan to the new venture. If Financial Advisor agrees to procure and extend the Loan for One Million Four Hundred Thousand Dollars ($1,400,000.00), it will be on the same general terms and conditions as set forth on the commitment attached hereto extended to Wodka and the Financial Advisor agrees to consummate a loan through its affiliate in connection with said commitment.

3. **Vesting of Warrants**. It is agreed and understood that the Financial Advisor has been vested immediately with the right to 2,760,000 warrants exercisable as set forth in the Agreement. Provided further, in light of the fact the second tranche of the anticipated Three Million Five Hundred Thousand Dollar ($3,500,000.00) has not yet been approved for closing, it is agreed that the Financial Advisor's right to 1,840,000 warrants will not vest until either: (aa) the Financial Advisor or its affiliate closes on a New Commitment as described below, or (bb) the Financial Advisor or its affiliate closes on the $1,400,000 loan with Wodka and in either of said events, 1,840,000 warrants shall vest forthwith without further action on the part of any party. If either of the loans fail to close within 120 days from the date hereof, the Financial Advisor will forfeit the right to the aforesaid 1,840,000 in warrants.

4. **Incorporation by Reference**. All the terms and conditions of the Financial Advisor Agreement not in conflict herewith are hereby incorporated by reference and restated.

IN WITNESS WHEREOF, the parties have hereunto set their hand and seal on the day and year first above written.

COMPANY

Panache Beverages, Inc., a Florida corporation

By: ______________________________

James Dale
CEO

FINANCIAL ADVISOR:

Consilium Investment Management, LLC

By: ______________________________

Charles T. Cassel, III
Managing Director